Exhibit 99.3

AMENDMENT NO. 1 TO

REGISTRATION RIGHTS AGREEMENT

This Amendment (the “Amendment”) to the Registration Rights Agreement (as defined herein) is dated as of May 30, 2019 (the “Amendment Effective Date”), by and between Verus International, Inc., a Delaware corporation (the “Company”) and ARJ Consulting LLC, a New York limited liability company (the “Buyer”).

WHEREAS, on February 8, 2019, the Company and the Buyer entered into a registration rights agreement (the “Registration Rights Agreement”); and

WHEREAS, the Company and the Buyer desire to make certain amendments to the Registration Rights Agreement as set forth herein.

NOW THEREFORE, in consideration of the above, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Any capitalized but undefined terms referenced herein shall bear such meaning ascribed to them in the Registration Rights Agreement.

2. Section 1(d) is hereby amended and restated in its entirety as follows:

“Effectiveness Deadline” means (i) with respect to the initial Registration Statement required to be filed pursuant to Section 2(a), the earlier of the (A) 120th calendar day after the Amendment Effective Date (or the 140th calendar day after the Amendment Effective Date in the event that such Registration Statement is subject to a limited or full review by the SEC) and (B) 5th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Registration Statement will not be reviewed or will not be subject to further review and (ii) with respect to any additional Registration Statements that may be required to be filed by the Company pursuant to this Agreement, the earlier of the (A) 120th calendar day following the date on which the Company was required to file such additional Registration Statement (or the 140th calendar following the date on which the Company was required to file such additional Registration Statement in the event that such Registration Statement is subject to a limited or full review by the SEC) and (B) 5th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Registration Statement will not be reviewed or will not be subject to further review.”

3. Section 1(e) is hereby amended and restated in its entirety as follows:

“Filing Deadline” means (i) with respect to the initial Registration Statement required to be filed pursuant to Section 2(a), the 30th calendar day after the Amendment Effective Date and (ii) with respect to any additional Registration Statements that may be required to be filed by the Company pursuant to this Agreement, the date on which the Company was required to file such additional Registration Statement pursuant to the terms of this Agreement.”

4. Section 1(l) is hereby amended and restated in its entirety as follows:

“Required Registration Amount” means, as of any given date, 100% of the sum of (i) the maximum number of Conversion Shares then issuable upon conversion of the Note (assuming for purposes hereof that the Note is convertible at the Conversion Price (as defined in the Note) in effect as of such given date) and (ii) the maximum number of Warrant Shares issuable upon exercise of the Warrant as of such given date, all subject to adjustment as provided in Section 2(d) and/or Section 2(f).”

5. Section 2(d) is hereby amended and restated in its entirety as follows:

“Sufficient Number of Shares Registered. In the event the number of shares available under any Registration Statement is insufficient to cover all of the Registrable Securities required to be covered by such Registration Statement or an Investor’s allocated portion of the Registrable Securities pursuant to Section 2(h), the Company shall amend such Registration Statement (if permissible), or file with the SEC a new Registration Statement (on the short form available therefor, if applicable), or both, so as to cover at least the Required Registration Amount as of the Trading Day immediately preceding the date of the filing of such amendment or new Registration Statement, in each case, as soon as practicable, but in any event not later than twenty (20) days after the necessity therefor arises (but taking account of any SEC Staff position with respect to the date on which the SEC Staff will permit such amendment to the Registration Statement and/or such new Registration Statement (as the case may be) to be filed with the SEC). The Company shall use its best efforts to cause such amendment to such Registration Statement and/or such new Registration Statement (as the case may be) to become effective as soon as practicable following the filing thereof with the SEC, but in no event later than the applicable Effectiveness Deadline for such Registration Statement.

6. Section 2(i) is hereby amended and restated in its entirety as follows:

“No Inclusion of Other Securities. Except for an investor which invested up to $200,000 simultaneously with the consummation of the offering contemplated by the Securities Purchase Agreement and received registration rights in connection therewith, the Company shall in no event include any securities other than Registrable Securities on any Registration Statement filed in accordance herewith (other than, for the avoidance of doubt, pursuant to Section 2(g)) without the prior written consent of the Required Holders. Until 180 days after the conversion of the Note in full, the Company shall not enter into any agreement providing any registration rights to any of its security holders, except (i) as otherwise permitted under this Agreement or the Securities Purchase Agreement, or (ii) with respect to Excluded Securities; or (iii) registration rights given to a FINRA-member broker-dealer for an underwritten offering of the Company’s securities in an amount of gross proceeds equal to at least Four Million ($4,000,000.00) Dollars; or (iv) as otherwise agreed to by Buyer in writing.”

This Amendment shall be for the benefit of and be binding upon, the parties hereto and their respective successors and assigns. Except as specifically amended hereby, the Registration Rights Agreement shall remain in full force and effect and all other terms of the Registration Rights Agreement remain unchanged. To the extent any provision of the Registration Rights Agreement is inconsistent with this Amendment, this Amendment shall control. This Amendment shall be construed, enforced, and governed under the internal laws of the State of New York, without giving effect to any choice of law provision or rule of any other jurisdiction. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Amendment transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly caused this Amendment to be executed and delivered on the date first written above.

COMPANY:

VERUS INTERNATIONAL, INC.

By:	/s/ Anshu Bhatnagar
Name: Anshu Bhatnagar
Title: Chief Executive Officer

BUYER:

ARJ CONSULTING LLC

By:	/s/ Andrew Garnock
Name: Andrew Garnock
Title: Manager